Exhibit 99.1

Sound Point Meridian Capital, Inc. Announces Results for the

Second Fiscal Quarter Ended September 30, 2024

NEW YORK – November 13, 2024 - Sound Point Meridian Capital, Inc. (NYSE: SPMC, SPMA), a closed-end management investment company that has registered as an investment company under the Investment Company Act of 1940, as amended (the “Company”), today announced results for the second fiscal quarter ended September 30, 2024.

SECOND FISCAL QUARTER ENDED SEPTEMBER 30, 2024 RESULTS

●	Net asset value per share of common stock was $19.59 as of September 30, 2024.

●	Net investment income was $17.5 million, or $0.86 per share of common stock, comprised of $25.1 million of investment income, or $1.24 per share, and $7.7 million of expenses, or $0.38 per share.

●	Realized and unrealized loss on investments was $9.9 million, or a loss of $0.49 per share of common stock.

●	GAAP net income was $7.6 million, or $0.38 per share of common stock.

●	Issued an additional 175,000 shares, or $3.5 million, in connection with the closing of the overallotment option relating to the IPO.

●	Entered into a $100.0 million “net asset value” revolving credit facility with Canadian Imperial Bank of Commerce “CIBC,” which may be increased up to $125.0 million.

●	The Company had leverage of 8.7% as of September 30, 2024.[1]

●	As of September 30, 2024:

○	The weighted average effective yield of the Company’s collateralized loan obligation (“CLO”) equity portfolio, based on amortized cost, was 15.7%.[2]

●	As of September 30, 2024, on a look-through basis, and based on the most recent trustee reports received by such date:

○	The Company, through its CLO investments, had indirect exposure to approximately 1,532 unique corporate obligors.

○	The largest look-through obligor represented 0.6% of the loans underlying the Company’s CLO debt and equity portfolio.

○	The top ten largest look-through obligors together represented 4.4% of the loans underlying the Company’s CLO debt and equity portfolios.

[1]	Leverage is defined as the funded credit facility and outstanding borrowings divided by total assets.
[2]	Weighted average effective yield is based on investments’ amortized cost and expected future cash flows as of the applicable period end.

THIRD FISCAL QUARTER PORTFOLIO ACTIVITY AND UPDATES THROUGH NOVEMBER 12

●	Received $17.1 million of cash distributions from the Company’s investment portfolio.[3]

●	Declared a monthly distribution of $0.24 per share on the Company’s common stock, a 9.1% increase from the prior monthly distribution of $0.22 per share, on each of January 31, 2025, February 28, 2025 and March 31, 2025.

●	Priced public offering of two million 8.00% Series A Preferred Shares due 2029, resulting in net proceeds of approximately $48.2 million after underwriting discounts, commissions, and estimated offering expenses.

CONFERENCE CALL

The Company will host a conference call at 11:00 a.m. (Eastern Time) today to discuss these results. All interested parties are welcome to participate in the conference call via the below:

Date/Time:	Wednesday, November 13, 2024 – 11:00 a.m. ET

Participant Dial-In Numbers:
(United States):	(800) 579-2543
(International):	(785) 424-1789

To access the call, please dial-in approximately five minutes before the start time and, if asked, provide the operator with Conference ID “SOUNDFQ2”.

An accompanying slide presentation is available in pdf format via the “Events and Presentations” section of the Company’s website (https://www.soundpointmeridiancap.com).

The call will also be simultaneously webcast over the internet via the “Events and Presentations” section of the Company’s website (https://www.soundpointmeridiancap.com). Please go to the “Events and Presentations” section of the Company’s website at least 15 minutes prior to the call to register for the call and download and install any necessary audio software.

An online archive of the webcast will be made available shortly after the call via the “Investor Relations” section of the Company’s website, and will remain available for approximately one year. A telephone replay will also be available following the end of the call through November 20, 2024 by dialing (800) 688-9459 (toll-free) or (402) 220-1373 (international), replay pin number 26603.

About the Company

The Company is an externally managed, non-diversified closed-end management investment company. The Company’s investment objective is to generate high current income, with a secondary objective to generate capital appreciation, by investing primarily in third-party collateralized loan obligation (“CLO”) equity and mezzanine tranches of predominately U.S. dollar-denominated CLOs backed by corporate leveraged loans issued primarily to U.S. obligors. The Company is externally managed and advised by Sound Point Meridian Management Company, LLC, a Delaware limited liability company. For additional information, visit https://www.soundpointmeridiancap.com.

[3]	“Cash distributions” refers to the quarterly distributions received by the company from its CLO equity investments.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Investor Relations:

Garrett Edson – ICR; Julie Smith – Sound Point Capital

(833) 217-6665

ir@soundpointmeridiancap.com

www.soundpointmeridiancap.com

Source: Sound Point Meridian Capital, Inc.

NOT FDIC INSURED ● NO BANK GUARANTEE ● MAY LOSE VALUE

3